Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

February 3, 2010

Monolithic Power Systems, Inc.

6409 Guadalupe Mines Road

San Jose, CA 95120

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 3, 2010 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,461,571 shares of Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan (the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

It is our opinion that the Shares, when issued and sold in the manner described in the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.